Exhibit 99.1
DELTA PETROLEUM CORPORATION
Daniel Taylor, Chairman
Carl Lakey, CEO
Kevin Nanke, Treasurer and CFO
Broc Richardson, V.P. Corporate Development and IR
370 17th Street, Suite 4300
Denver, Colorado 80202
For Immediate Release
DELTA PETROLEUM CORPORATION SIGNS DEFINITIVE
AGREEMENT TO SELL REMAINING NON-CORE ASSETS FOR $43.2 MILLION
AND PROVIDES AN UPDATE ON THE 2C WELL
     DENVER, Colorado (June 17, 2011) — Delta Petroleum Corporation (Delta or the Company) (NASDAQ Capital Market: DPTR), an independent oil and gas exploration and development company, announced today that it has entered into a Purchase and Sale Agreement (PSA) with Wapiti Oil & Gas, L.L.C. (Wapiti) to sell its remaining non-operated interests in various non-core assets for $43.2 million. The transaction is expected to close by the end of June.
     The non-operated, non-core assets to be sold to Wapiti consist of Delta’s remaining working interests in the fields of the DJ Basin and Texas. The working interests being sold in this transaction constitute the non-operated portions of these fields that were retained by Delta when Delta sold properties to Wapiti in August of 2010.
     Carl Lakey, Delta’s CEO, commented, “As we discussed on our last conference call, the expected proceeds from the sale of these non-core assets will allow us to fund current and future drilling activity in the Vega Area and reduce our senior secured debt balances. Our borrowing base with Macquarie will decrease by $22 million to $33 million as a result of the sale. The sale of the remaining non-core assets makes Delta essentially a pure Piceance Basin company. The Vega Area has been and will remain the focus of the Company’s capital and efforts.”
     Macquarie Capital (USA) Inc. and Evercore Group, L.L.C. acted as financial advisors to Delta in connection with this transaction.
     The Company also announced that it has recently finished completion activities on the 2C well and is transitioning to flow-back activities.
ABOUT DELTA PETROLEUM
     Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. The Company’s core area of operation is the Piceance Basin of Colorado, which comprises the majority of its proved reserves, production and long-term growth prospects. Its common stock is listed on the NASDAQ Capital Market System under the symbol “DPTR.”
FORWARD-LOOKING STATEMENTS
     Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, expected closing date, use of proceeds, adequacy of capital provided by the transaction, anticipated maximum commitment amount under our credit facility and the Company’s strategic plans and focus. Readers are cautioned that all forward-looking statements are based on management’s present expectations, estimates and projections, but involve risks and uncertainty, including without limitation, uncertainties in the closing process under the definitive agreements, the ability to obtain necessary third party consents, as well as general market conditions, competition and pricing. Please refer to the Company’s report on Form 10-K for the year ended December 31, 2010 and subsequent reports on Forms 10-Q and 8-K as filed with the Securities and Exchange Commission for additional information. The Company is under no obligation

(and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
     For further information contact the Company at (303) 293-9133 or via email at info@deltapetro.com

SOURCE:	Delta Petroleum Corporation